Exhibit 10

On December 20, 2006, the Compensation Committee of the Board of Trustees of the Company approved the annual base salaries (effective as of January 1, 2007) of the Company’s executive officers after a review of performance, market data and salaries of executives at comparable companies. The following table sets forth the annual base salary levels of the Company’s executive officers for calendar years 2007 and 2006:

Name and Position	Year	Base Salary
Thomas A. Wentz, Sr.
President and Chief Executive Officer	2007	$220,000
	2006	$210,000
Timothy P. Mihalick
Senior Vice President and Chief Operating	2007	$300,000
Officer, and Trustee	2006	$275,000

Diane K. Bryantt
Senior Vice President and Chief Financial Officer	2007	$152,000
	2006	$140,000
Thomas A. Wentz, Jr.
Senior Vice President, and Trustee	2007	$250,000
	2006	$225,000
Michael A. Bosh
General Counsel and Secretary	2007	$137,000
	2006	$125,000